Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in Post-Effective Amendment No. 27 and Amendment No. 29, to the Registration Statement on Form N-1A of Tortoise Capital Series Trust and to the use of our report dated January 29, 2026 on the financial statements and financial highlights of Tortoise Energy Infrastructure Total Return Fund, Tortoise Global Water ETF (formerly Tortoise Global Water Fund), Tortoise North American Pipeline ETF (formerly Tortoise North American Pipeline Fund), Tortoise AI Infrastructure ETF, Tortoise Electrification Infrastructure ETF (formerly Tortoise Essential Energy Fund) and Tortoise Energy ETF (formerly Tortoise Energy Fund), each a series of Tortoise Capital Series Trust, appearing in Form N-CSR for the year ended November 30, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 30, 2026